Exhibit 99.1

FOR IMMEDIATE RELEASE:	Ref: 18‑05

TopBuild to Acquire USI in

All-Cash Transaction Valued at $475 Million

USI is a Leading Provider of Insulation Installation and Distribution Services to the Residential and Commercial Construction Markets

•	Expands geographic footprint and penetration in key growth regions
•	Enhances value proposition for customers
•	Expected to be accretive to GAAP EPS in the 12‑month period after close
•	Expected to enhance pro forma EBITDA margin and free cash flow profile
•	Anticipate $15M of run-rate cost synergies

Conference Call Scheduled for 8:00 a.m. ET Today

DAYTONA BEACH, FL – March 2, 2018 — TopBuild Corp. (NYSE:BLD) has entered into  an  agreement to acquire United Subcontractors, Inc. (“USI”) in an all-cash transaction valued at $475 million. The Company expects to finance the acquisition using a combination of debt financing and cash on hand.

USI is a leading provider of insulation installation and distribution services to the residential and commercial construction markets, generating pro forma annual revenue of approximately $375 million in 2017 and an adjusted EBITDA margin of 12.5%.   It has a diversified product and service offering including fiberglass, spray foam and window and glass installation.  Founded in 1998 and headquartered in St. Paul, Minnesota, USI has 38 locations in 14 states, including high growth regions in the Pacific Northwest, Mountain West, Southwest and Southeast.

TopBuild expects to achieve cost savings of $15 million, with approximately $5 million to $10 million expected in the first full year after closing and the full run-rate by the end of year two after closing.  The acquisition provides TopBuild with a stronger geographic footprint in key growth regions and a more robust business and product mix,  which should enhance the value proposition for customers.

Jerry Volas, Chief Executive Officer of TopBuild, stated, “Since implementing our acquisition program in August 2016, we have completed nine transactions and have established a successful track record of integrating them onto our systems and supply chain.  We’ve also closely adhered to our strategy of seeking well managed companies with experienced operators, well-trained installers, solid customer bases and a footprint that expands our presence in high growth geographies.  USI fits well within these stated goals.”

Bill Varner, Chief Executive Officer of USI, noted, “We are very pleased to announce this transaction with TopBuild.  This will be a tremendous outcome for all our stakeholders as the combined organization will be better positioned to provide innovative and high-quality solutions to our customers.  Both companies have shared values and are guided by a commitment to reliability, high performance and safety.”

On a December 31, 2017 pro forma basis, inclusive of expected run rate synergies of $15 million, the combined company had revenue of $2.3 billion, adjusted EBITDA of $259 million, almost 10,000 employees and close to 300 installation and distribution locations.

The Company plans to fund this transaction using proceeds from a $350 million bond issuance,  $100 million from a delayed draw term loan commitment currently available under its existing secured credit facility and $25 million from cash on hand or drawings under its revolving credit facility.  In the event the bond market terms are not attractive to the Company at the time of execution, the Company would expect to finance the transaction with secured bank debt.

At the close of the transaction, the Company’s net debt to pro  forma adjusted EBITDA implies a multiple of 2.9 times pre-synergies, or 2.8 times post-synergies.

Volas noted, “The transaction is expected to be accretive in the first year and it should produce strong cash flow, enabling us to de-lever quickly.  We expect to benefit from greater supply chain efficiencies, a strong and energized branch management team, and the addition of a seasoned labor force.  Bottom line, we are confident it will help drive value creation for our shareholders.”

The transaction, which has been approved by TopBuild’s Board of Directors, is subject to customary closing conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  The Company expects the transaction to close in the second quarter of 2018.

Supplemental information on TopBuild’s binding agreement to acquire USI will be available online at www.topbuild.com/Investors.

J.P. Morgan Securities LLC and SunTrust Robinson Humphrey, Inc. acted as financial advisors to TopBuild and Greenberg Traurig, P.A. served as its legal advisor.  RBC Capital Markets LLC acted as financial advisor to USI and Gibson, Dunn & Crutcher LLP served as its legal advisor.

Conference Call

A conference call to discuss the USI transaction is scheduled for today, March 2, at 8:00 a.m. Eastern Time.  The call may be accessed by dialing (800)  672‑5142.  The conference call will be webcast simultaneously on the “Investors” section of the Company’s website at www.topbuild.com.

About TopBuild

TopBuild Corp., headquartered in Daytona Beach, Florida, is the leading purchaser, installer and distributor of insulation products to the U.S. construction industry. We provide insulation services nationwide through TruTeam®, which has over 175 branches, and through Service Partners®  which distributes insulation from over 70 branches.  We leverage our national footprint to gain economies of scale while capitalizing on our local market presence to forge strong relationships with our customers.  To learn more about TopBuild please visit our website at www.topbuild.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results.  These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods.  These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements.  Our forward-looking statements contained herein speak only as of the date of this press release.  Factors or events that we cannot predict, including those described in the risk factors contained in our filings with the Securities and Exchange Commission, may cause our actual results to differ from those expressed in forward-looking statements.  Although TopBuild believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be achieved and it undertakes no obligation to update publicly any forward-looking statements as a result of new information, future events, or otherwise, except as required by applicable law.

Investor Relations and Media Contact

Tabitha Zane

tabitha.zane@topbuild.com

386‑763‑8801